WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARIES						Exhibit A-2
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002
(Millions)	Wisconsin
	Public	WPS	WPS			Consolidated
	Service	Leasing,	Investments,	Eliminations		Statement
	Corporation	Inc.	LLC	Debit	Credit	of Income

Operating revenues
Electric utility revenues	696.9	-	-	-	-	696.9
Gas utility revenues	310.7	-	-	-	-	310.7
Other nonutility	-	1.4	-	1.4	-	0.0
Total operating revenues	1,007.6	1.4	-	1.4	-	1,007.6

Operating expenses
Electric production fuels	128.6	-	-	0.5	1.4	127.7
Purchased power	89.5	-	-	-	-	89.5
Gas purchased for resale	198.6	-	-	-	-	198.6
Other operating expenses	257.5	-	-	-	-	257.5
Maintenance	69.4	-	-	-	-	69.4
Depreciation and decommissioning	81.9	0.5	-	-	0.5	81.9
Taxes other than income	33.4	-	-	-	-	33.4
Total operating expenses	858.9	0.5	-	0.5	1.9	858.0

Operating income	148.7	0.9	-	1.9	(1.9)	149.6

Other income and (deductions)
Allowance for equity funds used during construction	3.0	-	-	-	-	3.0
Other, net	14.1	0.2	7.9	6.2	-	16.0
Total other income and (deductions)	17.1	0.2	7.9	6.2	-	19.0

Income before interest expense	165.8	1.1	7.9	8.1	(1.9)	168.6

Interest expense
Interest on long-term debt	26.2	1.0	-	-	-	27.2
Other interest	7.9	-	-	-	-	7.9
Allowance for borrowed funds used during construction	(1.2)	-	-	-	-	(1.2)
Total interest expense	32.9	1.0	-	-	-	33.9

Income before income taxes	132.9	0.1	7.9	8.1	(1.9)	134.7
Minority interest	-	-	-	1.7	-	(1.7)
Income taxes	46.8	-	-	-	-	46.8

Net income before preferred dividend	86.1	0.1	7.9	9.8	(1.9)	86.2
Preferred stock dividends of subsidiary	3.1	-	-	-	-	3.1
Earnings on common stock	83.0	0.1	7.9	9.8	(1.9)	83.1

WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
AS OF DECEMBER 31, 2002
(Millions)	Wisconsin
	Public	WPS	WPS			Consolidated
	Service	Leasing,	Investments,	Eliminations		Statement of
	Corporation	Inc.	LLC	Debit	Credit	Retained Earnings

Retained earnings (1/1/02)	250.4	(0.8)	3.5	3.5	0.8	250.4
Net income before preferred stock dividends	86.1	0.1	7.9	7.9		86.2
	336.5	(0.7)	11.4	11.4	0.8	336.6
Dividends declared
Dividends on preferred stock	3.1	-	-	-	-	3.1
Dividends to parent	64.3	-	7.0	-	7.0	64.3
Other Comprehensive Income	2.7					2.7
Retained earnings (12/31/02)	266.4	(0.7)	4.4	11.4	(6.2)	266.5